Exhibit 99.1

FOR IMMEDIATE RELEASE

October 25, 2006

Owens & Minor Reports Very Strong Revenue Growth of 9.8%

in 3rd Quarter 2006

O&M Completes Acquisition of McKesson Acute-Care Distribution Business &

Launches Transition Plan

Richmond, VA….(NYSE-OMI) Owens & Minor reported strong revenue growth of 9.8% to $1.3 billion for the third quarter ended September 30, 2006, compared to revenue of $1.2 billion for the third quarter last year. There was one less sales day in the current year’s third quarter when compared to the same period last year, resulting in revenue growth on a per-day basis of 11.5% in the third quarter 2006.

On September 30, 2006, Owens & Minor completed the acquisition of certain assets of the acute-care distribution business of McKesson Medical-Surgical, a business unit of McKesson Corporation. Although there was no contribution to third quarter revenue from the acquisition, the company incurred expenses in the third quarter as it prepared to transition the acquired business.

“This was a very successful quarter for us at Owens & Minor, as we grew revenue at the strongest pace in five years,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “Even with the strong growth this quarter, we managed the business quite efficiently by leveraging our existing teammates, distribution network and systems. At the same time, we acquired the McKesson acute-care business and began laying the foundation to bring that new business on-board. Aside from the disappointment of the receivables charge in our direct-to-consumer business, which resulted from a period of rapid growth, we met our targets for the quarter.”

Earnings per diluted common share (EPS) for the third quarter 2006 were $0.36, compared to $0.42 in the prior year quarter. Net income for the third quarter was $14.5 million, compared to net income of $16.8 million in the same period last year. Earnings for the third quarter were adversely affected by a previously announced, pre-tax charge of $4.5 million, or $0.07 per diluted share, resulting from an increase in the reserve for doubtful accounts receivable in the company’s direct-to-consumer (DTC) business, as well as approximately $1.3 million, or $0.02 per diluted share, of expense associated with preparation for the transition of the McKesson business. Third quarter 2006 earnings also include the pre-tax negative impact of $0.5 million, or $0.01 per diluted share, resulting from the expensing of equity-based compensation associated with the implementation of a new accounting standard at the beginning of 2006.

Update on Acquisition of McKesson Acute-Care Business

Immediately after closing the acquisition, Owens & Minor and McKesson launched a comprehensive, coordinated plan to transition the acute-care business. This transition entails activities such as moving inventory to Owens & Minor facilities, cross-referencing product data files, converting customers and their contracts to Owens & Minor systems, expanding selected facilities, training McKesson teammates who join Owens & Minor, and increasing mainframe computer capacity. To date, customers associated with two McKesson facilities have been successfully converted to Owens & Minor, while preparatory work continues at the other facilities associated with the acquisition.

“With the McKesson acquisition, we are pleased with the high level of customer acceptance at the beginning of the transition process,” said Smith. “We are in the early stages of the conversion, and we are prepared to do what it takes to satisfy our new customers. We began the transition work in the third quarter to ensure that we have the people and processes in place to conduct orderly conversions. In our view, the costs of the transition are a prudent investment in the success of this acquisition.”

Other Third Quarter Results

For the third quarter 2006, gross margin was 11.0% of revenue, improved from gross margin of 10.9% in prior year quarter. Selling, general and administrative expenses (SG&A) for the quarter were 8.5% of revenue, compared to 7.9% of revenue in the prior year quarter. Operating earnings were 1.9% of revenue, compared to 2.6% in the same period of last year. The increase in the SG&A percentage, as well as the decrease in operating earnings, is attributable to the DTC receivables charge, as well as the impact of approximately $1.3 million of McKesson transition expense, both discussed above.

Third quarter days sales outstanding (DSO) were 27.0, compared to DSO of 26.0 last year. For the quarter, inventory turns were 9.7, excluding the impact of the McKesson acquisition, compared to turns of 10.3 in the same period last year. Primarily as a result of inventory buildup to support new business growth, the company reported operating cash flow of negative $10.8 million for the third quarter of 2006.

At September 30, 2006, the balance sheet included $121.8 million of net inventory and $49.8 million of other assets, as well as $6.3 million in liabilities, recorded in connection with the McKesson acquisition.

Historically, Owens & Minor has used cash in the fourth quarter. Because of the transition of the McKesson business, the company anticipates additional uses of cash in the fourth quarter of 2006, including inventory buildup to support the acquired business, increases in receivables, increased capital expenditures of approximately $15 million over the entire transition period, and expected pre-tax earnings dilution. The company expects the transaction to produce positive operating cash flow after the transition period.

Year-to-Date Results

Year-to-date, revenue was $3.9 billion, up 7.6%, compared to revenue of $3.6 billion in the same period last year. In the first nine months of 2006, there was one less sales day when compared to the same period last year, resulting in revenue growth on a per-day basis of 8.2%. Net income for the first nine months of 2006 was $41.4 million, compared to net income of $48.7 million for the same period in 2005. Diluted EPS for the first three quarters was $1.03, compared to $1.22 in the same period last year. Year-to-date 2006 earnings, which include the DTC receivables charge, as well as the McKesson transition expenses, were also affected by the following:

•	An $11.4 million, or $0.17 per share, second-quarter charge resulting from the company’s early retirement of debt

•	The impact of expensing of equity-based compensation (approximately $2.2 million) and expenses resulting from the company’s first-quarter move to its new headquarters ($0.9 million), for a combined impact of approximately $0.05 per diluted common share.

For the first nine months of 2006, gross margin was 10.9% of revenue, improved from gross margin of 10.7% for the same period of 2005. Year-to-date SG&A was 8.2% of revenue, compared to 7.9% for the comparable period of 2005. Operating earnings were 2.2% of revenue, compared to 2.5% of revenue in the same period last year. Year-to-date SG&A and operating earnings include the negative impact of the items discussed above, with the exception of the charge resulting from the early retirement of debt in the second quarter 2006. Year-to-date operating cash flow was $31.3 million.

2006 Outlook

The company anticipates that it will report full-year revenue growth at, or above, the 6 to 8% range. As a result of the previously announced DTC receivables charge of $4.5 million, the company now anticipates diluted EPS in a range of $1.68 to $1.73 for 2006, excluding the $11.4 million, second-quarter charge resulting from the early retirement of debt.

The outlook also excludes the expected revenues, as well as the expected dilutive EPS effect, during the transition period of the acquisition of the McKesson acute-care business. The company anticipates that the dilutive impact to earnings will be in a range of $10 to $15 million before taxes over the course of the transition period, with greater dilution at the beginning of the period. Following the transition period, the company expects the transaction to be accretive.

Other Highlights

•	New Novation Contract Takes Effect; Signup Period with Members Substantially Completed Effective September 1, 2006, Owens & Minor began its new five-year agreement with Novation. During the third quarter, Owens & Minor conducted a successful customer sign-up process associated with the new contract, resulting in no significant change to its Novation revenue base.

•	Owens & Minor and Broadlane Sign New Five-Year Agreement

During the third quarter, Owens & Minor signed a new five-year agreement with Broadlane, effective February 1, 2007, extending a long-standing relationship.

•	Owens & Minor Extends IT Contract with Perot Systems

Owens & Minor and Perot Systems Corporation agreed to a five-year contract extension of an existing technology outsourcing relationship originally executed in 1998. Under the contract extension, Perot Systems will complete a mainframe migration program for Owens & Minor that will give the company increased capacity and flexibility to support business growth.

Conference Call Details

Owens & Minor will conduct a conference call on Thursday, October 26, 2006 at 8:30 a.m. (Eastern Time) to discuss third quarter 2006 results. The telephone number for the Owens & Minor conference call is 800-901-5241. The call will also be available by replay for 5 days by calling 888-286-8010, with access code: #29735579. The call will be available as a webcast for 21 days through www.owens-minor.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release, and particularly in the above “outlook” section, may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the rate at which new business can be converted to the company, intense competitive pressures within the industry, the success of the company’s strategic initiatives, changes in customer order patterns, pricing pressures, changes in government funding to hospitals and other healthcare providers, loss of major customers, Medicare reimbursement rates and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations and the federal government. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Contact: Jeff Kaczka, Senior Vice President & CFO, 804-723-7500; Richard F. Bozard, Vice President, Treasurer, 804-723-7502; Chuck Graves, Director, Finance, 804-723-7556; or Trudi Allcott, Director, Investor Communications & Media Relations, 804-723-7555.

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Page Five

Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except ratios and per share data)

	Three Months Ended September 30,
	2006	% of revenue	2005	% of revenue	% Fav(Unfav)
Revenue	$1,319,179	100.0%	$1,201,971	100.0%	9.8%
Cost of revenue	1,174,699	89.0	1,071,246	89.1	(9.7)

Gross margin	144,480	11.0	130,725	10.9	10.5
Selling, general and administrative expenses	111,945	8.5	95,393	7.9	(17.4)
Depreciation and amortization	7,705	0.6	5,230	0.4	(47.3)
Other operating income and expense, net	(720)	(0.1)	(969)	(0.1)	(25.7)

Operating earnings	25,550	1.9	31,071	2.6	(17.8)
Interest expense, net	2,433	0.2	2,967	0.2	18.0

Income before income taxes	23,117	1.8	28,104	2.3	(17.7)
Income tax provision	8,663	0.7	11,314	0.9	23.4

Net income	$14,454	1.1%	$16,790	1.4%	(13.9)%

Net income per common share - basic	$0.36		$0.42
Net income per common share - diluted	$0.36		$0.42

Weighted average shares - basic	39,908		39,603
Weighted average shares - diluted	40,397		40,113

	Nine Months Ended September 30,
	2006	% of revenue	2005	% of revenue	% Fav(Unfav)
Revenue	$3,881,493	100.0%	$3,606,465	100.0%	7.6%
Cost of revenue	3,459,594	89.1	3,221,134	89.3	(7.4)

Gross margin	421,899	10.9	385,331	10.7	9.5
Selling, general and administrative expenses	317,765	8.2	285,420	7.9	(11.3)
Depreciation and amortization	19,584	0.5	13,824	0.4	(41.7)
Other operating income and expense, net	(2,652)	(0.1)	(3,040)	(0.1)	(12.8)

Operating earnings	87,202	2.2	89,127	2.5	(2.2)
Interest expense, net	7,836	0.2	9,197	0.3	14.8
Loss on early extinguishment of debt	11,411	0.3	—	—	n/m

Income before income taxes	67,955	1.8	79,930	2.2	(15.0)
Income tax provision	26,509	0.7	31,248	0.9	15.2

Net income	$41,446	1.1%	$48,682	1.3%	(14.9)%

Net income per common share - basic	$1.04		$1.23
Net income per common share - diluted	$1.03		$1.22

Weighted average shares - basic	39,835		39,475
Weighted average shares - diluted	40,350		40,017

Page Six

Owens & Minor, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$2,278	$71,897
Accounts and notes receivable, net	391,408	353,102
Merchandise inventories	607,754	439,887
Other current assets	35,295	29,666

Total current assets	1,036,735	894,552
Property and equipment, net	63,736	51,942
Goodwill, net	242,857	242,620
Intangible assets, net	26,757	18,383
Other assets, net	84,809	32,353

Total assets	$1,454,894	$1,239,850

Current liabilities
Accounts payable	$444,339	$387,833
Accrued payroll and related liabilities	14,691	12,701
Other accrued liabilities	90,213	88,334

Total current liabilities	549,243	488,868
Long-term debt	326,928	204,418
Other liabilities	34,004	34,566

Total liabilities	910,175	727,852

Shareholders’ equity
Common stock	80,388	79,781
Paid-in capital	141,898	133,653
Retained earnings	330,746	307,353
Accumulated other comprehensive loss	(8,313)	(8,789)

Total shareholders’ equity	544,719	511,998

Total liabilities and shareholders’ equity	$1,454,894	$1,239,850

Page Seven

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2006	2005
Operating activities
Net income	$41,446	$48,682
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	19,584	13,824
Loss on early extinguishment of debt	11,411	—
Provision for LIFO reserve	5,070	5,628
Stock-based compensation expense	4,141	1,505
Provision for losses on accounts and notes receivable	12,756	3,081
Deferred direct response advertising costs	(7,250)	(3,826)
Changes in operating assets and liabilities:
Accounts and notes receivable	(50,545)	(457)
Merchandise inventories	(51,042)	12,442
Accounts payable	55,630	56,815
Net change in other current assets and current liabilities	(9,513)	2,442
Other, net	(373)	4,119

Cash provided by operating activities	31,315	144,255

Investing activities
Additions to property and equipment	(14,169)	(20,906)
Additions to computer software	(4,982)	(2,070)
Acquisition of intangible assets	(10,777)	—
Net cash paid for acquisitions of businesses	(168,544)	(61,515)
Other, net	(686)	22

Cash used for investing activities	(199,158)	(84,469)

Financing activities
Net proceeds of issuance of long-term debt	198,054	—
Repayment of long-term debt	(210,459)	—
Cash dividends paid	(18,053)	(15,527)
Net proceeds from revolving credit facility	121,000	—
Proceeds from exercise of stock options	3,845	4,176
Excess tax benefits related to stock-based compensation	1,447	—
Increase (decrease) in drafts payable	500	(4,677)
Other, net	1,890	(208)

Cash provided by (used for) financing activities	98,224	(16,236)

Net increase (decrease) in cash and cash equivalents	(69,619)	43,550
Cash and cash equivalents at beginning of period	71,897	55,796

Cash and cash equivalents at end of period	$2,278	$99,346

Page Eight

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	9/30/2006	6/30/2006	3/31/2006	12/31/2005	9/30/2005
Operating results:
Revenue	$1,319,179	$1,300,315	$1,261,999	$1,215,949	$1,201,971

Gross margin	$144,480	$141,229	$136,190	$130,781	$130,725
Gross margin as a percent of revenue	11.0%	10.9%	10.8%	10.8%	10.9%

SG&A expense	$111,945	$104,764	$101,056	$95,086	$95,393
SG&A expense as a percent of revenue	8.5%	8.1%	8.0%	7.8%	7.9%

Operating earnings	$25,550	$31,226	$30,426	$28,305	$31,071
Operating earnings as a percent of revenue	1.9%	2.4%	2.4%	2.3%	2.6%

Net income	$14,454	$10,489	$16,503	$15,738	$16,790

Net income per common share - basic	$0.36	$0.26	$0.42	$0.40	$0.42

Net income per common share - diluted	$0.36	$0.26	$0.41	$0.39	$0.42

Accounts receivable:
Accounts and notes receivable, net	$391,408	$377,283	$378,066	$353,102	$351,129

Days sales outstanding	27.0	24.9	25.5	26.3	26.0

Inventory:
Merchandise inventories	$607,754	$470,230	$444,722	$439,887	$418,489

Average inventory turnover	9.7 *	10.1	10.3	10.0	10.3

Financing:
Long-term debt	$326,928	$197,698	$203,009	$204,418	$205,197

Stock information:
Cash dividends per common share	$0.15	$0.15	$0.15	$0.13	$0.13

Stock price at quarter-end	$32.89	$28.60	$32.77	$27.53	$29.35

*	Excludes the impact of the McKesson acquisition